ARTICLES SUPPLEMENTARY
                     TWENTIETH CENTURY WORLD INVESTORS, INC.


     Twentieth Century World Investors, Inc. ("Twentieth Century"), a Maryland corporation, hereby states:

     1. Twentieth Century is registered as an open-end investment company under the Investment Company Act of 1940.
     2. On November 8, 1993, the Executive Committee of the Board of Directors, acting pursuant to the authority of Section 2-105(c) of the Maryland General Corporation Law, increased the total number of shares of capital stock that Twentieth Century has authority to issue.
     3. Immediately prior to the increase Twentieth Century had authority to issue one hundred million (100,000,000) shares of capital stock. Following the increase, Twentieth Century has the authority to issue one billion one hundred million (1,100,000,000) shares of capital stock.
     4. Both immediately prior to and after the increase, all shares authorized were and are classified as capital stock.
     5. The par value of shares of Twentieth Century's capital stock before the increase was and after the increase is $0.01 per share.
     6. Immediately prior to the increase, the aggregate par value of all shares of stock that Twentieth Century was authorized to issue was $1,000,000. After giving effect to the increase, the aggregate par value of all shares of stock that Twentieth Century is authorized to issue is $11,000,000.

     IN WITNESS WHEREOF, the undersigned, William M. Lyons, Executive Vice President of Twentieth Century, acknowledges that these Articles Supplementary are the act of Twentieth Century, and states that, to the best of his knowledge, information and belief, the matters and facts stated herein are true in all material respects, and that this statement is made under penalties of perjury.

     Dated this 8th day of November, 1993.


                                                     /s/ William M. Lyons
                                                     William M. Lyons
                                                     Executive Vice President

Witness

/s/ John H. Hartenbach
John H. Hartenbach
Secretary